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                               e~navigator Fund


                                    FORM OF
                               Service Agreement


     AGREEMENT made this ___ day of ______, 1998 by and between e~navigator Fund, a Massachusetts business trust (the "Fund"), and Interactive Financial Solutions, Inc., a Massachusetts corporation (the "Servicing Agent").

                                  WITNESSETH:

     WHEREAS, the Fund and the Servicing Agent wish to enter into an agreement setting forth the terms upon which the Servicing Agent will provide, or arrange with other parties for the provision of, certain services for the Fund;

     NOW THEREFORE, in consideration of the premises and covenants hereinafter contained, the parties agree as follows:

     1.(a) The Servicing Agent agrees to provide, or arrange with other parties for the provision of, certain Electronic Services (as defined in Section 2 hereof) to the Fund. The Servicing Agent shall, except to the extent expressly provided or authorized in writing, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

       (b) The Fund expressly agrees that the Servicing Agent may delegate any or all of its responsibilities hereunder with respect to the provision of Electronic Services to one or more other parties (each such party, a "Servicing Sub-Agent") selected by the Servicing Agent. Any Servicing Sub-Agent may (but need not) be affiliated with the Servicing Agent.

     2. As used in this Agreement, "Electronic Services" means all software and technical services necessary to provide and support the following:

          (a) a cash management account (the "Money Management Account") to be used either in conjunction with the "e~navigator Financial Organizer" or directly by Fund customers (each, an "e~navigator Customer");

          (b)  paper checkwriting;

          (c) automatic transfers of cash between the Fund and brokerage accounts;
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          (d) direct deposits into and withdrawals from each e~navigator
Customer's Money Management Account;

          (e) an electronic or telephonic bill pay program, under which the Servicing Agent agrees to execute the delivery of all bill payments as instructed by each e~navigator Customer, unless one or more of the following conditions occurs: (i) erroneous or incomplete information is provided by the e~navigator Customer, (ii) insufficient funds are available in the Money Management Account; (iii) a payee cannot or will not accept a payment delivered by the bill pay service; (iv) the e~navigator Customer does not follow the operating instructions (which will be provided to each e~navigator Customer);

          (f) debit card for purchase and ATM use;

          (g) electronic fund transfers from each e~navigator Customer's Money Management Account;

          (h) expense category coding (of paper checkwriting or electronic bill-pay); and

          (i) provision of the following information available through e~navigator Financial Organizer to e~navigator Customers: Money Management Account balances, electronic bill paying activity, money market activity/statement data, check activity and debit card activity;

          (j) a comprehensive annual summary that will provide e~navigator Customers with a summary of their brokerage activity, a detailed summary of their check activity by expense category, as well as listing of debit card activity, sorted by merchant types; and

          (k) such other services as the Fund and the Servicing Agent may mutually agree upon.

     3. All activities undertaken by the Servicing Agent or any Servicing Sub-Agent pursuant to this Agreement shall at all times be subject to the supervision and control of the Board of Trustees of the Fund, any duly constituted committee thereof or any officer of the Fund acting pursuant to like authority.

     4. The services to be provided by the Servicing Agent or any Servicing Sub-Agent hereunder are not to be deemed exclusive and the Servicing Agent and each Servicing Sub-Agent shall be free to render similar services to others, so long as the services provided hereunder are not impaired thereby.

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     5.   As full compensation for all services rendered, facilities furnished and expenses borne by the Servicing Agent hereunder, the Fund shall pay the Servicing Agent compensation at the annual rate of 5.00% of the Fund's average daily net assets. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Board of Trustees of the Fund may from time to time determine and specify in writing to the Servicing Agent. The Servicing Agent hereby acknowledges that the Fund's obligation to pay such compensation is binding only on the assets and property belonging to the Fund.

     6. It is understood that any of the shareholders, trustees, officers, employees and agents of the Fund may be a shareholder, director, officer, employee or agent of, or be otherwise interested in, the Servicing Agent, any affiliated person of the Servicing Agent, any organization in which the Servicing Agent may have an interest or any organization which may have an interest in the Servicing Agent; that the Servicing Agent, any such affiliated person or any such organization may have an interest in the Fund; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the agreement and declaration of trust of the Fund, the articles of organization of the Servicing Agent or specific provisions of applicable law.

     7. This Agreement shall become effective as of the date of its execution, and

          (a) this Agreement may at any time be terminated on sixty days' written notice to the Servicing Agent either by vote of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund; and

          (b) this Agreement may be terminated by the Servicing Agent on ninety days' written notice to the Fund.

     Termination of this Agreement pursuant to this section 7 shall be without the payment of any penalty.

     8.   Use of "e~navigator."  The Servicing Agent has a proprietary interest
          ---------------------
in the phrase "e~navigator," which may be used by the Fund only with the consent of the Servicing Agent. The Servicing Agent consents to the use by the Fund of the name "e~navigator Fund" or any other name embodying the phrase "e~navigator," in such forms as the Servicing Agent shall in writing approve, but only on condition and so long as (i) this Agreement shall remain in full force and (ii) the Fund shall fully perform, fulfill and comply with all provisions of this Agreement expressed herein to be performed, fulfilled or complied with by it. No such name shall be used by the Fund at any time or in any place or for any purpose or under any conditions except as in this section provided. The foregoing authorization by the Servicing Agent to the Fund to use said phrase as part of a business or name is not exclusive of the rights of the Servicing Agent itself to use, or to authorize others to use, the same; the Fund acknowledges and agrees that as between the Servicing Agent and the Fund, the Servicing Agent has the exclusive right so to use, or authorize others to use, said phrase, and the Fund agrees to take such action as

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may reasonably be requested by the Servicing Agent to give full effect to the provisions of this section (including, without limitation, consenting to such use of said phrase). Without limiting the generality of the foregoing, the Fund agrees that, upon any termination of this Agreement by either party or upon the violation of any of its provisions by the Fund, the Fund will, at the request of the Servicing Agent made within six months after the Servicing Agent has knowledge of such termination or violation, use its best efforts to change the name of the Fund so as to eliminate all reference, if any, to the phrase "e~navigator" and will not thereafter transact any business in a name containing the phrase "e~navigator" in any form or combination whatsoever, or designate itself as the same entity as or successor to an entity of such name, or otherwise use the phrase "e~navigator" or any other reference to the Servicing Agent. Such covenants on the part of the Fund shall be binding upon it, its trustees, officers, shareholders and creditors and all other persons claiming under or through it.

     9. This Agreement may not be amended without the consent of each of the parties.

     10. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Servicing Agent, or reckless disregard of its obligations and duties hereunder, the Servicing Agent shall not be subject to any liability to the Fund, to any shareholder of the Fund or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

e~navigator Fund                    Interactive Financial Solutions, Inc.



By_________________________         By____________________________
    [                   ]               [                   ]
    Senior Vice President               Senior Vice President



                                     NOTICE


     A copy of the Agreement and Declaration of Trust establishing e~navigator Fund (the "Fund") is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Fund by officers of the Fund as officers and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Fund.

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